Exhibit 10.48

TRUCKING TRANSPORTATION AGREEMENT

This TRUCKING TRANSPORTATION AGREEMENT (this “Agreement”) dated effective January 1, 2023 (the “Effective Date”) is by and between ENDEAVOR CRUDE, LLC f/k/a MERIDIAN TRANSPORT, LLC, a Texas limited liability company (“Carrier”), and WHITE CLAW CRUDE, LLC, a Texas limited liability company (“Customer”). rand Customer may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Carrier and Customer desire to enter into an agreement whereby Carrier will provide truck transportation services in exchange for a minimum volume commitment;

WHEREAS concurrently with the execution hereof, Carrier and Customer are executing one or more Rate Sheets, as defined below, covering certain rates to be paid by Customer and certain services to be provided by Carrier.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and or the mutual agreements, covenants and undertakings contained herein, the Parties do hereby agree as follows:

1.	DEFINITION. As used in this Agreement:

“Agreement” has the meaning set forth in the Preamble, and all Rate Sheets executed by Carrier and Customer made subject hereto.

“Affiliate(s)” means, in relation to a Party, any entity that: (a) directly or indirectly controls such Party, (b) is directly or indirectly controlled by such Party, and/or (c) is directly or indirectly under common control with such Party. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority having competent jurisdiction, in each case in effect on and as,interpreted on the Execution Date and during the Term.

“Barrel” or “Barrels” means forty-two (42) U.S. gallons temperature-corrected to sixty (60) degrees Fahrenheit.

“Carrier” has the meaning set forth in the Preamble.

“Carrier Group” means Carrier, its Affiliates, and its and their officers, directors, employees, agents, representatives, contractors, consultants, and invitees.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seg., as amended from time to time.

“Claiming Party” has the meaning set forth in section 10, below.

“Confidential Information” means all information, customer lists, prices, instructions, procedures, standards, contract rates and specifications which one Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Confidential Information includes all third-party rate sheets disclosed to Customer by Carrier for purposes of calculating the Rates.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” means Customer, its Affiliates, its or their officers, employees, agents, representatives, contractors, consultants, or invitees.

“Deficiency Fee” means twenty-five percent (25%) of the average per barrel Rate for all loads actually hauled by Carrier during a given calendar year.

“Delivery Point” means the place designated by Customer, either orally or writing, that Carrier delivers and tenders possession of Customer’s Product.

“Event of Default” has the meaning set forth in section 13, below.

“Hazardous Substance(s)” means (i) those substances, elements, waste, pollutants or contaminants defined or referred ‘to in Section 101(14) of CERCLA, and (ii) all elements, compounds, waste, pollutants or contaminants defined or referred to in any applicable Environmental Law. For purposes of this Agreement, “Environmental Law” means any Applicable Law of any governmental authority relating to the protection of the environment or public health and safety, including any Applicable Law pertaining to any of the following: (i) the treatment, storage, disposal, generation and transportation of any Hazardous Substances, (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of toxic or Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (v) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species, (vi) storage tanks, vessels and containers containing Hazardous Substances; (vii) underground or other storage tanks or vessels, abandoned, disposed or discarded barrels, containers or other disposed receptacles that contain or contained Hazardous Substances; and (viii) manufacturing, processing, use distribution, treatment, storage, disposal, transportation or handling of po11utants, contaminants, chemicals or industrial, or toxic Hazardous Substances. As used herein, the terms “release”, and “environment” have the meanings set forth in CERCLA.

“Loss” or “Losses” means any and all damages, claims, demands, liabilities, suits, fines, fees, penalties, or actions, including all reasonable expenses and attorneys’ fees incurred by or imposed on a Party in connection therewith.

“Minimum Volume Commitment” or “MVC’ means Barrels of Product per day per Exhibit B. This applies to the total volume hauled by carrier, not just those barrels hauled for Customer.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Product(s)” means crude oil, condensate, natural gas liquids, and constituent liquid hydrocarbons.

“Rates” or ‘‘Rate” means the volume-weighted average of Carrier’s pricing and fees for Carrier’s Services charged to all third parties to whom Carrier provides Services. Rates shall be calculated on an annual basis.

“Rate Sheet:” means all rate sheets or other documents evidencing the Rates paid by Customer to Carrier for the Services hereunder and made subject to this document. Rate Sheets may identify pricing, Services, parties, payment and invoicing terms, and other matters. Rate Sheets must be executed and entered by Customer and Carrier in order to take effect in accordance with this Agreement.

“Receipt Point” means the place designated by Customer, either orally or in writing, that Carrier receives and takes,possession of Customer’s Product.

“Services” shall mean any and all labor, services, and/or goods, inventory, materials, equipment and other personal property, as applicable, and shall, if applicable, include any equipment, appurtenances, crew and personnel, identified on a Rate Sheet or that is requested by Customer in writing or orally and that is provided or agreed to be provided by Carrier during the term of this Agreement and shall include without limitation Carrier’s loading, transporting, and unloading of the Product, as defined in this Agreement, on behalf of Customer.

“Term” has the meaning set forth in section 4.

2.	MINIMUM VOLUME COMMITMENT. Subject to the terms and provisions of this Agreement, Customer covenants and agrees that, for each calendar year during the Term, it shall pay to Carrier an amount equal to the greater of (a) the actual volume of net Barrels hauled by Carrier multiplied by the applicable Rates, or (b) the Minimum Volume Commitment. Should Customer fail to tender and deliver to the Carier a volume equal to or greater than the applicable MVC during a given calendar year during the Term, Customer shall pay to Carrier the Deficiency Fee multiplied by the difference between the MVC, and the volume of net barrels tendered and delivered to Carrier by all customers during the calendar year. Notwithstanding anything contained herein to the contrary, the balance of Deficiency Fees shall be reflected on Carrier’s monthly invoice to Customer on a rolling basis pursuant to the terms and provisions of this Agreement but shall only be reconciled and paid annually in the month of January succeeding any given calendar year during the Term. If Carrier (whether through itself or its subcontractors) at any time is unable to accept a quantity of Product equal to at least the MVC (save and except as a Claiming Party in accordance with section 11 hereof), then the MVC shall be automatically adjusted downward to such volume as Carrier can accept from Customer for so long as Carrier is unable to accept the MVC.

3.	DISPATCH, MEASUREMENT, MILEAGE AND QUALITY. Carrier shall provide the Services to Customer. Customer or Customer’s agent or representative shall notify Carrier when Services are needed at a Receipt Point. Mileages between Receipt Points and Delivery Points shall be determined by Carrier in its commercially reasonable discretion. Volumes of Product received by Carrier shall be definitively evidenced by, in descending order of priority, (a) custody transfer meter tickets at a Receipt Point and/or Delivery Point, (b) Carrier trucking run tickets, or (c) tank strappings at the Receipt Point and/or Delivery Point. Unless otherwise indicated in a Rate Sheet, Product shall be measured based upon the netted volume of such product(s) as evidenced by Carrier trucking run tickets. Carrier shall be responsible for volumetric losses of Product in the regular course of business in excess of one-quarter of one percent (0.25%) of the total volume received by Carrier at the Receipt Point and delivered by Carrier to the Delivery Point. Volumes shall be adjusted in accordance with API standards for crude oil gauging and measurement for invoicing purposes. Carrier shall deliver to Customer Product with a substantially and materially matching quality specification as the Product received by Carrier from Customer. Carrier shall use testing and gauging equipment in accordance with standard industry specifications to test and gauge Product for volume, BS&W, API gravity, observed temperature, each as applicable. API standards shall govern the testing and gauging process. Carrier shall work product in accordance with standard industry practices if so directed by Customer, whether verbally or in writing.

4.	TERM. This Agreement shall remain in force and effect from the Effective Date until 11:59 p.m. Dallas, Texas time on December 31, 2033 (the“Term”). The obligations of Carrier in section 8 shall survive the termination of this Agreement.

5.	PAYMENT AND INVOICING. Customer shall timely tender and pay to Carrier the Rates. Carrier shall invoice Customer monthly for the Rates. Unless otherwise indicated on a Rate Sheet, the Rates shall be due and payable by Customer to Carrier by the twentieth (20th) day of the month following the month in which the Services were performed, provided, however that if such day falls on a Saturday, Sunday or banking holiday, then payment shall be due on the nearest regular business day. Customer may dispute amounts on Carrier’s invoice within ten (10) business days of receipt thereof, and the Parties shall work in good faith to timely resolve any such disputes. Customer shall have the right, at its sole cost and expense and upon commercially reasonable advance notice to Carrier, to obtain electronic or physical copies of all substantiating documents incident to the Rates and the Services, including truck tickets, for a period of two (2) calendar years after any such Services were performed. Rates shall be adjusted annually and shall take effect on January 1 of each calendar year during the Term.

6.	REPRESENTATIONS AND WARRANTIES. Carrier has all requisite power and authority to execute and deliver this Agreement and to perform the obligations contemplated herein. Carrier’s employees, agents and representatives shall be appropriately trained. All Services shall be performed in a good and workmanlike manner, in accordance with applicable industry standards. Carrier and its agents and representatives shall comply with Applicable Law at locations where the Services are being performed. Carrier shall only provide employees, agents and representatives who are knowledgeable and experienced in the safe methods of handling, loading, transloading, carriage, and storage of the Product and who have been appropriately trained and/or certified in accordance with Applicable Law in the use of all equipment necessary for completion of the Services and in the performance of any Services. Carri r further warrants that Services performed pursuant to this Agreement that are subject to Applicable Law shall be performed in accordance therewith (including, without limitation, any and all obligations to provide appropriately trained; personnel, to register with proper authorities, to label and to classify Hazardous Substances, to label vehicles, and to maintain emergency response information). Carrier shall comply with all rules and regulations promulgated by terminal facilities with respect to loading, transporting, and delivering Product on behalf of Customer. Carrier’s employees and all others acting at its instance or direction shall be fully aware and knowledgeable of Applicable Law at all times during the Term of this Agreement, and further Carrier shall employ employees who have been and/or engage ‘Contractors that have represented their employees have been appropriately instructed in the characteristics and safe handling methods associated with the Products to be loaded and transported for Customer.

7.	ENVIRONMENTAL. In the event of any release of Hazardous Substances, or any leak or discharge or any other environmental pollution caused or witnessed by Carrier or in connection with the Services, Carrier may commence containment or clean-up operations as reasonably deemed appropriate or necessary by Carrier or required by any governmental authorities and shall promptly notify or arrange to promptly notify Customer of any such release, leak or discharge and of any such operations that are reportable to governmental authorities pursuant to Applicable Law, without affecting any obligations of Customer under sections 5 and hereof.

8.	INDEMNIFICATION. CARRIER SHALL INDEMNIFY AND HOLD HARMLESS CUSTOMER GROUP FROM LOSSES TO THE EXTENT ARISING OUT OF OR CONNECTED WITH A FAILURE BY CARRIER OR ITS EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUBCONTRACTORS, CONSULT ANTS, OR INVITEES TO COMPLY WITH ANY APPLICABLE LAW.

CARRIER (FOR ITSELF AND ITS CONTRACTORS, EMPLOYEES, AGENTS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS) SHALL INDEMNIFY AND HOLD HARMLESS CUSTOMER GROUP FROM AND AGAINST ANY AND ALL LOSSES FOR ANY SUCH LOSS, DAMAGE, INJURY, DEATH, OR OTHER CASUALTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL DAMAGES AND COSTS OF REMEDIATION, TO THE EXTENT ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM CARRIER’S BREACH OF THIS AGREEMENT, THE SERVICES, AND THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CARRIER, ITS CONTRACTORS OR THEIR RESPECTIVE EMPLOYEES AND AGENTS.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, (n IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, AND (II) CARRIER SHALL NOT BE LIABLE TO CUSTOMER FOR CHEMICAL DETERIORATION OF PRODUCT CAUSED BY STAGNANT STORAGE OR NORMAL EVAPORATION.

9.	INSURANCE. Carrier shall obtain and maintain in full force and: effect during the Term of this Agreement insurance providing the minimum coverage set forth on Exhibit “A” attached hereto and made a part hereof. Carrier shall be solely and exclusively liable for any and all costs of such insurance, including premiums, deductibles, retentions, fees, expenses and any and all other such costs.

10.	TITLE AND RISK OF LOSS; CARGO LIABILITY. Title to Product during provision of the Services shall at all times remain with Customer or Customer’s designee. Carrier shall be deemed to have custody of Product when the Product passes the last truck receipt flange at the Delivery Point until the Product passes the last truck delivery flange out of Carrier’s truck at the Receipt Point. Notwithstanding anything contained herein to the contrary, Carrier shall be liable for any and all actual loss of or damage to cargo or Product occurring while in the custody of Carrier.

11.	FORCE MAJEURE. Except for payment due hereunder, either Party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, disruption or breakdown of pipeline, terminal, production or other transportation facilities, delays of pipeline or terminal in receiving and delivering Product tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Failure to perform due to events of force majeure shall not extend the term of this Agreement except to the extent necessary to comply with the provisions of this section. The Party claiming a force majeure situation (the “Claiming Party”) shall take commercially reasonable steps to ameliorate the cause of such force majeure event and enable it to resume performance during the term of this Agreement. Notwithstanding anything to the contrary contained in this section, an event of force majeure shall be deemed not to occur under any or all of the following circumstances: (i) to the extent that the inability to perform was caused by the negligence or willful misconduct of the Claiming Party; (ii) to the extent that the inability was caused by the Claiming Party having failed to remedy the condition as a result of having failed to act in a commercially reasonable manner and/or with reasonable dispatch; (iii) to the extent the event constituting force majeure was intentionally initiated or intentionally acquiesced to by the Claiming Party for purposes of allowing that Party to claim force majeure; or (iv) if the inability was caused by a Party’s lack of funds.

12.	CONFIDENTIALITY. Each Party shall keep confidential all Confidential Information that the other Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Such Party shall use such Confidential Information only as necessary to perform this Agreement, and shall not disclose to third parties, duplicate or use in any other manner any part of such Confidential Information without the prior written consent of the other Party, except to the extent that either Party can show that such information: (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective agents or representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective agents or representatives, from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Party or any of their respective Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, including in connection with litigation, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party will use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurances that confidential treatment will be accorded such Confidential Information.

13.	EVENT OF DEFAULT. A Party shall be in default under this Agreement if any of the following occurs (each such event, an “Event of Default”) with respect to such Party:

13.1	it (a) becomes insolvent or is unable to meet its financial obligations as they come due, (b) files a voluntary petition, or shall have an involuntary petition filed against it, that is not dismissed within sixty (60) days, in bankruptcy, reorganization, insolvency, receivership or other similar proceeding, (c) files an answer admitting any material allegation of insolvency in any petition filed pursuant to any federal or state insolvency law, (d) makes a general assignment for the benefit of its creditors, or (e) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets;

13.2	it fails to pay any undisputed amount due under this Agreement, and such non-payment continues for ten (10) days after the non-paying Party’s receipt of written notice from the other Party that payment is past due; or

13.3	it is in breach of any of its material representations, material warranties, material covenants, or material obligations under this Agreement, and such breach is not cured (at the defaulting Party’s sole cost and expense) within thirty (30) days after the defaulting Party’s receipt of written notice from the non-defaulting Party as to such breach or conduct.

14.	REMEDIES FOR DEFAULT. In the event of an uncured Event of Default as provided above, the non- defaulting Party may in its sole discretion:

14.1	immediately suspend performance under this Agreement until such breach is cured;

14.2	terminate this Agreement by providing written notice of termination to the defaulting Party during the continuation of such Event of Default; and

14.3	seek whatever other remedies are available to it under Applicable Law, at law or in equity, for damages, specific performance or injunctive relief, including reasonable attorneys’ fees and costs from the defaulting Party. Nothing in this Agreement shall limit or constitute a waiver by the non-defaulting Party of any other rights or remedies available to it under Applicable Law, at law or in equity, all of which are hereby expressly reserved.

14.4	Upon any termination of this Agreement for an Event of Default, neither Party shall have any prospective obligations under this Agreement except as otherwise specifically set forth herein and provided that nothing herein shall relieve any Party from any obligations (including any obligations for breach of contract, payment, indemnity and defense) incurred or accrued prior to such termination, which shall survive in accordance with the survival provisions of this Agreement.

15.	BINDING ARBITRATION

15.1	Any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the charges, invoices, tickets, receipt and/or delivery locations, or the construction, validity, interpretation, enforceability or breach of Agreement, or any Rate Sheet made subject hereto, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

15.2	This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

15.3	The arbitration shall be conducted by one (1) arbitrator to be selected by Customer. Either Party may initiate arbitration by serving notice upon the other Party.

15.4	The arbitration shall be conducted in accordance with the then-existing Commercial Rules of the American Arbitration Association and shall be held and conducted in or near Dallas, Texas.

15.5	Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

15.6	The arbitrator shall have no authority to award punitive, consequential, special, incidental, or indirect damages. The arbitrator shall not be entitled to issue injunctive or other equitable relief. The arbitrator shall award intertest from the time of the breach to the time of award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus two percent (2%).

15.7	The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne equally by the Parties. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne the Party initiating such action. Each Party shall pay its proportionate share of arbitrator fees and expenses. Each Party shall be responsible and liable for its own attorneys’ fees, expenses, experts and related costs.

15.8	It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. THE PARTIES HEREBY CONSENT, AGREE AND IRREVOCABLY WAIVE ALL OBJECTIONS THAT VENUE FOR ANY FILED DISPUTE HEREUNDER SHALL BE IN A COURT OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS.

16.	MISCELLANEOUS.

16.1	Time of the Essence. Time is of the essence with respect to each Party’s performance of obligations contemplated herein.

16.2	Relationship. In the performance of this Agreement, Carrier shall not be under Customer’s direction or control as to the persons engaged by Carrier to assist in said performance, or as to the means and methods employed by Carrier in accomplishing said performance. All employees, agents or other representatives engaged by Carrier in connection with the performance of this Agreement will be of Carrier’s own selection, for Carrier’s own account and at Carrier’s own expense. The terms of the employee and contractor relationships of Carrier, including compensation, hours, and/or wages shall be under Carrier’s exclusive control and direction at all times. The Parties for all purposes shall be considered independent contractors and fully and exclusively liable for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ. No Party to this Agreement shall be deemed, for any purpose, to have formed a joint venture, partnership, or any relationship other than that of independent contractors.

16.3	Taxes. Customer shall pay or cause to be paid all taxes, licenses, fees, charges and sums due of any nature whatsoever ‘imposed by any federal, state or local government on Product owned by it, including those imposed on Customer’s storage, transfer or movement of Product as covered by this Agreement. If Carrier is required to pay such items, Customer covenants and agrees to indemnify and reimburse Carrier by written invoice pursuant to section 5 hereof.

16.4	Assignment. Each Party covenants and agrees that it shall not assign this Agreement in whole or in part, without prior written consent of the other Party hereto, which shall not be unreasonably denied or delayed. Any assignment, transfer, mortgage or sublease of this Agreement, without the prior written consent of the other Party, shall be null, void and of no effect. Notwithstanding the foregoing, Carrier is hereby permitted to subcontract all or a portion of the Services to third parties during the Term without the prior written consent of Customer.

16.5	Encumbrances. Carrier covenants and agrees to immediately discharge, indemnify and hold harmless Customer from and against any third-party lien or encumbrance upon Customer’s property resulting from or attributable o actions and/or omissions by Carrier Group.

16.6	Entire Agreement. This Agreement, together with any Rate Sheets made subject hereto, constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties. Customer’s invoicing terms and/or general terms shall not be applicable to this Agreement, or any Rate Sheet made subject hereto. In the event of a conflict between this typewritten document and a Rate Sheet, this document shall prevail and control.

16.7	Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, “writing” includes electronic, facsimile and postal communication.

16.8	Waiver. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

16.9	Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction or deemed unlawful as a result of a statutory change, shall not otherwise affect the remaining lawful obligations that arise under this Agreement.

16.10	Currency. All sums, amounts, payments and monies due, payable, or contemplated hereunder shall be made and tendered in the lawful currency of the United States of America.

16.11	Law. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law.

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement as of the Effective Date.

CARRIER:		CUSTOMER:

ENDEAVOR CRUDE, LLC f/k/a MERIDIAN TRANSPORT, LLC, a Texas limited liability company		WHITE CLAW CRUDE, LLC, a Texas limited liability company

By:	/s/ James H Ballengee	By:	/s/ Mary Kilpatrick
Name:	James H Ballengee	Name:	Mary Kilpatrick
Title:	Manager	Title:	Manager

EXHIBIT “A”

INSURANCE REQUIREMENTS

Carrier shall obtain and maintain in full force and effect during the Term of this Agreement and require its contractors and subcontractors to maintain, as applicable, insurance coverages of the following types and amounts and with insurance companies rated not less than A-, IX by A.M. Best, and to furnish to Customer certificates of insurance evidencing the same upon request:

(a)	Worker’s Compensation or equivalent insurance in compliance with any and all applicable laws, and Employer’s Liability insurance with limits not less than $1,000,000.00 Bodily Injury by Accident-each Accident, $1,000,000.00 Bodily Injury by Disease-Policy Limit, and $1,000,000.00 Bodily Injury by Disease-Each Employee;

(b)	Commercial General Liability Insurance on an occurrence form with a combined single limit of not less than $1,000,000.00 for each occurrence, and annual aggregates of not less than $2,000,000.00 for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, with no exclusions for explosion, collapse, and underground coverage, and which shall be primary to Operator’s insurance;

(c)	Commercial Automobile Liability Insurance complying with any and all applicable laws with a combined single limit of $1,000,000.00 per accident for bodily injury and property damage to inc1ude coverage for all owned, non-owned, and hired vehicles, and with an MCS-90 endorsement;

(d)	Excess or Umbrella Liability Insurance with a combined single limit of $5,000,000.00 for each occurrence, and annual aggregates of $5,000,000.00, for bodily injury and property damage covering excess of the required employer’s liability insurance, commercial general liability insurance, automobile liability insurance, and sudden and accidental pollution legal liability covering injury to persons or damage to property resulting from any release, flow, leak or discharge of Product into the ambient air, surface water, groundwater, land surface or subsurface strata including coverage for clean-up and remediation expenses that is not subject to sub-limits; and

(e)	Motor Trucking Cargo Liability insurance with a single limit of $50,000.00 per load.

To the extent permissible by Applicable Law, (i) all insurance policies of Carrier shall waive subrogation in favor of Customer, and (ii) Customer shall be named as an additional insured as to the policies set forth above, save and except for Workers Compensation. For purposes of this Agreement, the individual coverage types and levels set forth above may be added to determine compliance with the aggregate limits set forth above. Carrier shall provide Customer thirty (1) days advance written notice of a change in its insurance coverages or limits as set forth above.

EXHIBIT “B”

MINIMUM VOLUME COMMITMENT

JANUARY 1, 2023 TO JUNE 30, 2023	75,000 BARRELS PER DAY
JULY 1, 2023 TO DECEMBER 31, 2033	100,000 BARRELS PER DAY